Exhibit 10.19

PURPLE HAZE PROPERTIES CANNABIS PRODUCTS
LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter, this “Agreement”) is made and entered into effective as of June 5, 2015 (hereinafter, the “Effective Date”), by and between Purple Haze Properties LLC, a Nevada Limited Liability Company (hereinafter, “Licensor”), and Nutritional High a Canadian Company, (hereinafter, “Licensee”), (each individually a “Party” and collectively the “Parties.”)

RECITALS

(A) Licensor owns all proprietary rights in and to numerous copyrightable works, images, designs, and photographic images, all generally described as Jimi Hendrix based artwork, designs and products, branding, and concepts, including, but not limited to, the “Jimi’s Cannabis Collection” brand, the name "Jimi Hendrix" (to describe images and likenesses of Jimi Hendrix only but not the use of the Jimi Hendrix signature), all artwork currently found at http://www.rockinartwork.com/photos.htm (except photography by Karl Ferris), other artwork owned by Licensor related to Jimi Hendrix and all Jimi Hendrix’s song titles including those on albums by the Jimi Hendrix Experience (the “Song Titles”) (hereinafter collectively the “Works”), and has the right to license others to produce, copy, make, or sell the Works.

(B) Licensor owns all rights in and to the Works and retains all rights to the Works which are not transferred herein, and retains all common law copyrights and all federal copyrights which have been, or which may at some later date be granted by the Library of Congress, as well as all common law and federal trademarks exiting or later granted, as well as all goodwill or other proprietary interest.

(C) Licensee desires to obtain, and Licensor has agreed to grant, a license authorizing the use of the Works by Licensee in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, as set forth herein, Licensor and Licensee agree as follows:

1. Grant of License.

(A) Licensor hereby grants to Licensee, in accordance with the terms and conditions of this Agreement, an exclusive, non-transferrable (except as may otherwise be set forth herein), right and license to use the Works in the course of Licensees’ business, and to sell cannabis based products as set forth in the attached Schedule A and certain other products as may be agreed upon between Licensor and Licensee, bearing the Works, in the territory set forth in the attached Schedule A (hereinafter “Products”).

(B)   Licensee may use the Works in to sell cannabis and hemp-based products (including products containing cannabis and hemp extracts) and other products in schedule A, featuring photographic, and/or pictorial images, designs and/or artwork depicting Jimi Hendrix, and including use of the names “Jimi”, “Jimi’s Cannabis Collection”, the name "Jimi Hendrix" to describe Jimi Hendrix images and likenesses only (but not the Jimi Hendrix signature), and Jimi Hendrix Song Titles in connection therewith, as set forth below. The Parties agree that any and all materials, images, designs, or other trademark or copyrightable materials provided by Licensor to Licensee in connection with this Agreement, including use of the names “Jimi”, "Jimi Hendrix” to describe Jimi Hendrix images and likenesses only (but not the Jimi Hendrix signature), “Jimi’s Cannabis Collection”, and Jimi Hendrix Song Titles in connection therewith, shall fall under the definition of Works.  In addition to the use in packaging, marketing and other uses, Licensee may use the Works in conjunction with an Internet site for the promotion, advertisement and sale of Products bearing the Works as described herein.  Any other use of the Works shall be made by Licensee only upon the receipt of prior written approval from Licensor.

(C)  Licensee shall not grant sub-licenses to the Works without the prior written approval of Licensor, providing, however, that Licensee may provide limited sub-license rights in and to the Works to parties licensed by a relevant governmental authority to produce or manufacture marijuana oils or marijuana infused products, provided that such sub-license is limited to the production, sale and marketing of the Licensee’s marijuana products, and subject to strict quality control oversight and final approval by the Licensee and such sub-licensee shall be deemed fully bound to all terms, requirements, and conditions of this agreement.  Licensee will provide written notice of such sub-license to the Licensor.  Any pre-approved sub-licensees shall be set forth in the attached Schedule A and such sub-licensees shall be deemed fully bound to all terms, requirements, and conditions of this agreement.

(D)  Licensee hereby accepts such license and agrees that Licensee shall not use the Works except in accordance with the terms and conditions of this Agreement. Licensee acknowledges and agrees that the license granted herein is non-exclusive if designated as such in Schedule A, and that if the license is designated non-exclusive Licensor may license others to use the Works subject to any limitations set forth herein.

(E)  Packaging shall be designed by Licensee and subject to the express written permission and approval in all aspects of Licensor. Licensor shall have full access to any packager, including the unrestricted right to sales and pricing data in order to monitor quality and royalty volume. Upon the launch of Licensor’s national packaging program the Parties will negotiate a possible transition to Licensor’s packaging manufacturer and in any event renewal of this agreement will be contingent in participation in Licensors national packaging program.

2. Ownership of Works.

Licensee acknowledges that as between Licensee and Licensor, Licensor is the sole and exclusive owner of the Works and of all associated federal registrations and any pending or future registrations, and Licensee shall do nothing inconsistent with such ownership. Licensee further agrees that it will not claim ownership rights to the Works, or any derivative, compilation, sequel or series, or related Works owned by or used by Licensor.  Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interest in the Works other than the right to use the same in accordance with this Agreement.

3. Term and Termination.

(A)  This Agreement shall commence as of the Effective Date and shall continue in full force and effect for the period set forth in Schedule A, and shall be renewable at the Parties’ mutual agreement as set forth in Schedule A.

(B)  In the event that Licensee fails to maintain its good corporate standing Licensor, at its sole discretion, but subject to Licensee’s ability to cure, may immediately terminate this Agreement upon forty-five (45) days’ written notice.

(C)   In the event that Licensee seeks bankruptcy, either voluntarily or involuntarily, Licensor may, at its sole discretion, terminate this Agreement. Upon filing for, or being subjected to bankruptcy, Licensee shall name Licensor as a creditor for all royalties which are due, or may become due, under the terms of this Agreement.

(D)  In the event that Licensee fails to perform any material provision of this Agreement and fails to cure any such failure upon thirty (30) days’ written notice from Licensor, Licensor, at its sole discretion may immediately terminate this Agreement.

(E)  In the event that Licensor: (i) fails to perform any material provision of this Agreement and fails to cure any such failure upon thirty (30) days’ written notice from Licensee; (ii) loses its rights to the Works; or (iii) suffers a bankruptcy event or ceases to do business in the ordinary course, Licensee, at its sole discretion, may immediately terminate this Agreement.

(F)  Upon termination or expiration of the license granted under this Agreement by operation of law or otherwise, all rights (including the right to use the Works) privileges and obligations arising from this Agreement shall cease to exist, except for Licensee’s obligation to pay royalties to Licensor pursuant to the terms herein, and Licensor’s obligation to fully indemnify Licensee relative to its uses of the Works as set forth herein.

(G)  Upon termination of this Agreement, Licensor agrees to allow Licensee three (3) months to cease all use of the Works, including a reasonable time to change labels, packaging and advertising, and to deplete existing inventories of Products bearing the Works. Licensee agrees to discontinue use of the Works, upon termination of this Agreement, as quickly as practicable, and in no event longer than the time specified herein.

4. License Fees.

(A)  Throughout the term of this Agreement, and for any renewals or extensions of this Agreement, Licensee agrees to pay exclusivity fee, advance against royalties, and royalty for use of the Works.

Licensee shall pay an annual exclusivity fee if applicable and or advance against royalties for each territory or product as designated on Schedule A. Said exclusivity fee and advance of royalties will be as set forth in the attached Schedule A.

(B)  Licensee shall pay to Licensor a royalty of gross receipts received by Licensee from sales of Products bearing the Works. Royalties are to be paid within thirty (30) days of each quarter ending in the months of March, June, September and December, after deduction of any advance royalty paid. The royalties shall be as set forth in the attached Schedule A.

(C)  Licensee acknowledges that it is Licensor’s intent that some portion of proceeds to Licensor under this Agreement shall be held in benefit in the name of and for  bloodline relatives of Jimi Hendrix and his brother Leon Hendrix’s Family; however, the Parties expressly agree that Licensee shall have no obligation to make any payments of any kind to, nor have any other obligations of any kind with respect to such donation.

(D)  Failure of Licensee to make any payment required under this Agreement when such payment is not in dispute and is due and payable, shall be considered a breach of this agreement and be cause to terminate this Agreement; however, License shall have ten days to cure the breach upon receipt of written notice from Licensor.  If Licensee fails to cure any such breach during this period, then Licensor will provide written notice to Licensee of termination of this Agreement for failure to make a required payment.

(E) Licensee shall provide to Licensor quarterly activity reports, as well as summary quarterly activity reports.  Such activity reports shall accompany such royalty payments as described herein in this Section 4.  Moreover, Licensor reserves the right to examine and inspect only those books and records of account of Licensee directly related to the Works, during the normal business hours of Licensee upon written notice given by Licensor to Licensee of not less than fifteen (15) calendar days. Failure by Licensee to provide such activity reports or access to books and records of account to Licensor within fifteen (15) days of receipt of written notice is grounds for immediate termination of this Agreement.

5. Use of Works.

(A)  Licensor shall have control over the quality of use of the Works and the quality of Products bearing the Works. At the option and express written direction of Licensor, for all advertisements and packaging of the Works, Licensee shall (i) display with the Works an approved symbol notifying the consumer of the copyright and/or trademark rights owned by Licensor, and licensed within this Agreement.  Licensor will provide to Licensee an approved copyright notice to be prominently displayed on each copy of the Works published. Licensee agrees to (ii) mark all Works with any reasonable copyright and/or trademark notices provided by Licensor and (iii) comply with any reasonable standards promulgated by Licensor that relate to the use of the Works by Licensee.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to obligate Licensee to repackage, re-label, or otherwise modify any existing Products, packaging, advertising or other materials relative to the Works, that may already be in circulation.

(B)  Upon execution of this Agreement, Licensee shall advise Licensor prior to making any change or modification to the Works, and Licensee shall provide Licensor, upon Licensor’s written request, with representative samples of Licensee’s use of the Works, including copies or examples of how the Works are used on Licensee’s Internet site.  If, at any time, any use of the Works fails to conform to industry standards set by Licensor and communicated by Licensor to Licensee, Licensor may provide to Licensee written notice of said failure. Licensee shall undertake reasonable corrective action to cure said failure within thirty (30) days from the date of such notice, or such longer period as may be reasonably necessary to cure said failure, so long as Licensee is diligently pursuing the cure.  In the event that said failure is not cured within the period described in the preceding sentence, Licensor may then terminate this Agreement immediately. If Licensor fails to approve any modifications or changes to the Works within ten (10) days of Licensee advising Licensor of the proposed changes, Licensor’s approval shall be deemed to have been granted.

(C)  Upon termination of this Agreement for any reason, Licensee shall be entitled to sell, distribute, or otherwise dispose of any existing inventory of the Works, but shall otherwise discontinue immediately all use of the Works, cooperate with Licensor in applying to the appropriate authorities to cancel recordation, if any, of this Agreement from all government records, and all rights in the Works and the goodwill appurtenant thereto shall revert to and remain the property of Licensor.

6. Indemnification.

    (A)  Licensee shall fully indemnify, defend, and hold harmless Licensor from and against any and all suits, allegations, claims, liabilities, losses, damages, costs, and expenses (including but not limited to attorneys’ fees), other than those for allegations of infringement or relative to Licensor’s rights to the Works including suits arising from offering, promoting, advertising, sale, or use by Licensee of the Works, whether or not such use conforms to standards set by Licensor, provided that such claim, loss, damage, expense, or liability does not arise from the Works as provided by Licensor to Licensee, or the negligence, errors, acts, or omissions Licensor.

(B)  Licensor shall fully indemnify, defend, and hold harmless Licensee from and against any and all suits, allegations, claims, liabilities, losses, damages, costs and expenses (including but not limited to attorneys’ fees), arising from or relating to claims of trademark, trade dress, or copyright infringement, unfair competition, violations of  publicity/privacy rights, contractual claims, or any other claims arising from or related to the Works as provided by Licensor to Licensee, or as approved by Licensor.  Licensor does not agree to indemnify Licensee for claims of copyright infringement or trade dress infringement arising from the appearance or design of the packaging and advertising for the Works where such claims relate not to the Works, but to other material which has been created, or is owned, by Licensee.

(C)  Licensor has the right, but shall not be obligated, to maintain federal copyright and/or trademark registration(s) for the Works. In the event that Licensee becomes aware of any claimed or alleged infringement of the Works by a third party, Licensee shall promptly advise Licensor in writing of the nature and extent of such infringement or dilution. Licensor has no obligation to take any action whatsoever in the event that any infringement or dilution occurs with respect to the Works, but Licensor shall have the sole right to determine whether any action shall be taken. In the event Licensor sues or takes other action, legal, equitable, administrative, or otherwise, to stop an infringement or dilution of the Works, Licensee shall cooperate fully with Licensor, at Licensor’s expense, and Licensee shall not be obligated to pay any costs or expenses. Licensee has no right to enforce the Works through litigation without prior written authorization of Licensor. In any legal action arising from use, or ownership rights of the Works, where both Licensor and Licensee are co-parties, Licensor retains the right to control the litigation, including any and all settlement negotiations, except that Licensor may not admit liability on behalf of Licensee, nor may Licensor obligate Licensee to any financial penalties, fines, damages or any other obligations, without Licensee’s express written consent..

7. Assignment.

This Agreement (including, without limitation, the license granted hereunder) is personal to Licensee and shall not be assigned or transferred by Licensee, including, without limitation, by operation of law, except that, with prompt written notice to Licensor, the Agreement may be transferred to a purchaser of all or substantially all of the assets of Licensee. Any attempt on the part of Licensee to assign, sub-license, or transfer Licensee’s rights under this Agreement, except as provided herein, shall be invalid and void. Licensor shall have the right to assign its rights and obligations under this Agreement and all its right, title and interest in the Works without the consent of Licensee.

8. Validity of Works.

Licensee agrees not to challenge the validity of all copyrights for the Works and all associated registrations and acknowledges that any and all rights that might be acquired by Licensee because of its use of the Works shall inure to the sole benefit of Licensor, provided that this Section 8 shall not entitle Licensor to all or any portion of the profits or revenues from Licensee’s permitted uses hereunder, except for the License Fees as described herein above in Section 4.

9. Notices.

    Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by registered or certified mail, return receipt requested, with postage prepaid and addressed to the following persons and addresses, or to such other addresses or persons as any Party may request by notice in writing to the other such Party:

Licensee:

As set forth in the attached Schedule A

Licensor:
Purple Haze Properties
8265 Sunset Blvd. Suite 100
West Hollywood CA, 90046

Any such notice shall be effective when received.

10. Insurance.

Upon the reasonable request of Licensor, Licensee agrees to provide to Licensor, within 30 days prior to commencement of sales of product, proof of general liability insurance, in any minimum amount which is required by the State in which Licensee is incorporated. Said insurance policy shall provide coverage to any third party for injuries claimed to arise from the Products advertised and sold by Licensee which relate to the Works and shall also contain a general advertising liability clause, insofar as such clause is allowed by Federal or State law. The insurance policy shall provide coverage to Licensee for indemnification of Licensor under the terms of Section 6 herein.

11. Arbitration, Venue, Governing Law.

All disputes arising from the terms of this Agreement may be subjected to binding arbitration upon the written consent of both parties, with one arbitrator selected by each Party, and a third arbitrator selected by the two chosen arbitrators. This Agreement shall be governed by and construed in accordance with, the laws of the State of Washington without regard to the conflicts of laws rules thereof and any arbitration, litigation, or other formal action, shall be brought in Pierce County, Washington using Washington State laws.

12. Independent Business Relationship.

Licensor and Licensee are independent contractors and are not and shall not be construed as joint venturers, partners, employer/employee, or agents of the other, and neither shall have the power to bind or obligate the other, except as set forth in this Agreement.

13. Miscellaneous.

(A)  This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, superseding any and all prior agreements, understandings, negotiations, and discussions. No amendment, alteration, modification, or waiver of this Agreement shall be binding unless evidenced by an instrument in writing signed by the Party against whom enforcement thereof is sought.

(B)  In the event it becomes necessary for either Party to file a suit to enforce this Agreement or any provisions contained herein, and either Party prevails in such action, then such prevailing Party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney’s fees and court costs incurred in such suit.

(C)  If any provision of this Agreement, or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provisions to any other persons or circumstances, shall not be affected thereby.

(D)  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the Effective Date.

LICENSEE: NUTRITIONAL HIGH INTERNATIONAL INC. By: /"Signed"/ David Posner Name: David Posner Title: CEO

LICENSOR: PURPLE HAZE PROPERTIES, LLC By: /"Signed"/ Andrew Pitsicalis ANDREW PITSICALIS, CEO - President

SCHEDULE A
To License Agreement

Schedules Annexed to and made part of the License Agreement dated as of June 5, 2015 between Purple Haze Properties LLC (“LICENSOR”) and Nutritional High International Inc.  (“Licensee").

The Property:	Jimi Hendrix images, Likenesses, and Original Artwork, IP and Lifestyle Branding, including “Jimi’s Cannabis Collection”, the name "Jimi Hendrix" (to describe images and likenesses of Jimi Hendrix only but not the Jimi Hendrix signature), all artwork currently found at http://www.rockinartwork.com/photos.htm (except photography by Karl Ferris), other artwork owned by Licensor related to Jimi Hendrix and all Jimi Hendrix’s song titles including those on albums by the Jimi Hendrix Experience (the “Song Titles”).

Licensed Products:	Jimi’s Cannabis Collection - Products, Detailed Below, including hemp and cannabis (including hemp and cannabis extracts) under the terms set forth above, AND JCC Branded & Approved - Apparel, Accessories & Collectables on a non-exclusive basis

Territory:	Canada and the United States

Product 1 -	Gummy Bears (including other figures)	- Exclusive

Product 2 -	Hard Candy (Wrapped, No-Stick) - Exclusive

Product 3 -	"Vitamin Water" style products (including health and energy supplements in the water) - Exclusive

Term:	5 years, commencing the earlier of the first product sale or October 1, 2015

Renewal Term:	One 5-year renewal as set forth in the license agreement above.

Royalty:	15% of Sales received by Licensee

Minimum Royalty:	$200,000 annual exclusivity fee $50,000 advance on royalties - Total $250,000 due upon signed contract;

Currency:	US Dollars

Number of Samples of Each Licensed Product:	6 of each

Sell-Off Period:	90 days after expiration of the License Agreement.

Insurance:	$2,000,000.00

Channels of Distribution:	All

Pre-Approved Sub-Licensees: Palo Verde LLC and a beverage company to be established by Jeff Maser, but contract must be presented and approved by PHP

Notices to:

Nutritional High International Inc.
77 King Street West
P.O. Box 121, Suite 2905
Toronto, ON M5K 1H1

Payment via Stock Allowed for Exclusivity and Advance only:
At the option of the Licensee, the exclusivity fee and the royalty advance may be payable in common shares of the Licensee (with a four (4) month restriction under Canadian securities laws) for the equivalent of all US Dollars, based on the volume-weighted average trading price of the common shares of the Licensee for the ten trading days prior to the date of execution and anniversary dates thereafter.  All other payments by Guaranteed Funds.

Purple Haze Properties LLC Cannabis Licensing Agreement